Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tilray, Inc. (this “Registration Statement”) of our report dated July 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Aphria Inc., which is filed as Exhibit 99.2 to the Current Report on Form 8-K of Tilray, Inc. dated February 25, 2021, which is incorporated by reference in this Registration Statement

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

May 6, 2021

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215